Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Palisade Bio, Inc.

(Exact Name of Registrant as Specified in its

Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	2021 Equity Incentive Plan, as amended Common Stock, $0.01 par value per share	457(h) (2)	569,567(3)	$1.04	$592,349.68	.0000927	$54.92
Equity	2021 Employee Stock Purchase Plan Common Stock, $0.01 par value per share	457(h)(2)	142,391(4)	$1.04	$148,086.64	.0000927	$13.73
Total Offering Amounts					$740,436.32		—
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$68.65

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”), of Palisade Bio, Inc. (the “Registrant”) that become issuable under the Registrant’s 2021 Equity Incentive Plan, as amended (the “2021 Plan”), and the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and 457(c) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on March 14, 2022.

(3)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2021 Plan on January 1, 2022 pursuant to an “evergreen” provision contained in the 2021 Plan. Pursuant to such provision, on January 1st of each year through (and including) January 1, 2031, the number of shares authorized for issuance under the 2021 Plan will be automatically increased by the lesser of: (a) 4% of the total number of shares of Common Stock of the Registrant outstanding on December 31 of the preceding calendar year; or (b) such lesser number of shares of Common Stock as the Registrant’s board of directors (the “Board”) may designate prior to the applicable January 1st.

(4)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2021 ESPP on January 1, 2022 pursuant to an “evergreen” provision contained in the 2021 ESPP. Pursuant to such provision, on January 1st of each year through (and including) January 1, 2031, the number of shares authorized for issuance under the 2021 ESPP will be automatically increased by a number equal to the lesser of: (a) 1% of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year; (b) 346,750 shares; or (c) such lesser number of shares of Common Stock as the Board may designate prior to the applicable January 1st.

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